Hydrogen Engine Center, Inc. Demonstrates its Hydrogen-Fueled 4 + 1™ Power Generator System

For Immediate Release - April 5, 2007 - Toronto, Ontario, Canada and Algona, IA - Hydrogen Engine Center, Inc. (HEC) (HYEG.OB) is demonstrating the company’s Oxx Power™ 4+1™ hydrogen-fueled generator system at an energy technology showcase at Hydrogenics Corporation near Toronto, Ontario, Canada on April 5th. The HEC power generating system is part of an advanced “wind-hydrogen” energy project. Dr. Tapan Bose, President of Hydrogen Engine Centre Canada, Inc. is hosting the workshop featuring recent advances in wind-hydrogen power systems. At the event, HEC’s hydrogen-powered Oxx Power 4+1™ generator system is generating electricity by using hydrogen as a fuel. The HEC system will then be delivered to an HEC client, where it will be placed in service as part of a wind farm project in Newfoundland, Canada.

HEC views this project as a key validation point within its strategic program to provide advanced power generation solutions that are environmentally clean, economically viable and highly scalable. By integrating HEC Oxx Power™ generator systems with wind-sourced power, customers can bring on line a sustainable solution that extends the capacity and value of wind energy, while reducing customers’ dependence on petroleum and gas burning technology.

Hydrogen Engine Center, Inc.’s CEO, Ted Hollinger stated, “The deployment of our near-zero emissions, hydrogen-fueled 4+1™ power generator system is an important step toward the implementation of large scale development of reliable renewable energy sources. Hydrogen Engine Center is working to deliver our environmentally friendly power generating products to the rapidly expanding alternative fuel wind power market today.”

During windy conditions, hydrogen can be produced by water electrolysis. The economical hydrogen fuel is then readily available to supply power to the grid, even when the wind is not blowing. Dr. Tapan Bose added, “Our technology is designed to help make wind power a more reliable, affordable and scalable power generating solution and thereby expand the penetration of wind power in energy markets.”

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. designs, manufactures and distributes alternative-fueled internal combustion engines and power generation systems for agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and generators are capable of running on a multitude of fuels, including but not limited to hydrogen, gasoline, propane, natural gas or ethanol. Engines that run on other fuels are currently under development. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Its principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or call 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Media Contact:

Maggie Nye (maggie@vendely.com)
Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
818.623.1000